Exhibit 10.7

August 14, 2025

PERSONAL AND CONFIDENTIAL

Larry Jasinski

Re:          Supplemental Release

Dear Larry:

As you are aware, your employment with Lifeward, Inc. f/k/a Argo Medical Technologies, Inc. (the “Company”) terminated, effective as of June 30, 2025 (such date, the “Separation Date”).  On the Separation Date, you enter entered into a Separation Agreement dated June 30, 2025 (the “Separation Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Separation Agreement.

Following the Effective Date of the Separation Agreement, a dispute arose regarding the amount of vacation time that was due and owing to you (the “Disputed Vacation”) and regarding the timing of certain severance payments that are due to you under the terms of the Separation Agreement.

The Company is proposing this agreement with you (the “Supplemental Release”), with the purpose of settling any claims related to the Disputed Vacation, the timing of the payments under the terms of the Separation Agreement, and any other claims arising since the Effective Date of the Separation Agreement.

With those understandings, you and the Company agree as follows:

Provided you enter into this Supplemental Release, in addition to the Severance Benefits set forth in the Separation Agreement, the Company and you agree to each of the below.

(a)          The Company will pay you an amount that is equivalent to 108 hours of vacation time, less taxes and withholdings, which shall be paid on the Company’s first regular payroll date following your execution of this Supplemental Release.  You hereby acknowledge and agree that this resolves any and all claims related to the Disputed Vacation.

(b)          The severance payments calculated based on bonus amounts for calendar year 2025 that are due to you pursuant to Section 2(a)(ii) of the Separation Agreement shall be paid as follows:  (i) the portion of those severance amounts that are for the first half of the year 2025 (i.e., the gross amount of $30,961) shall be paid on the Company’s first payroll date following your execution of this Supplemental Release; and (ii) the portion of those severance amounts that are for the second half of the year 2025 (i.e., the gross amount of $154,809.20) will be paid no later than December 31, 2025.  You hereby acknowledge and agree that this resolves any and all claims related to the timing of the payment of the 2025 bonus.

In consideration for, among other terms, the agreements made by the Company in this Supplemental Release, you voluntarily release and forever discharge the Company, Lifeward, Ltd., their affiliated and related entities, their predecessors, successors and assigns and those of each of the foregoing, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Supplemental Release, you have, ever had, now claim to have or ever claimed to have had against any or all of the Released Parties.  This release includes, without limitation, your release of all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B, and The Massachusetts Civil Rights Act);

•
under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, and the Massachusetts Paid Family and Medical Leave Law);

•
for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, regardless of whether based on Massachusetts Wage Act, M.G.L. c. 149, §§148-150C or any other law or agreement; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney fees;

provided, however, that this release shall not affect your rights under the Separation Agreement or this Supplemental Release, or any rights that you may have under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3).

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Supplemental Release.  As a material inducement to the Company to enter into this Supplemental Release, you represent that you have not assigned any Claim to any third party.

You and the Company acknowledge and agree that nothing in this Supplemental Release modifies or changes your or the Company’s ongoing obligations under the Separation Agreement or your Consulting Agreement.

Nothing contained in this Supplement Release or any other surviving obligation to the Company limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) testify truthfully in a legal proceeding; or (iv) file a claim for unemployment benefits with an applicable Government Agency and to provide a copy of this Supplemental Release to the applicable Government Agency in connection with such unemployment benefits claim. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

In signing this Supplemental Release, you are not relying upon any promises or representations made by anyone at or on behalf of the Company other than those promises and representations set forth in this Supplemental Release.

If any portion or provision of this Supplemental Release shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Supplemental Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Supplemental Release shall be valid and enforceable to the fullest extent permitted by law.

This Supplemental Release shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Supplemental Release is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Supplemental Release.

You and the Company agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Suppelemntal Release, including without limitation any claim of a violation of this Supplemental Release.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.  Each party to this Supplemental Release irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or relating to this Supplemental Release.

This Supplemental Release supersedes any previous agreements or understandings between you and the Company, except the Separation Agreement, Consulting Agreement, Continuing Obligations, your Equity Awards, and any other obligations specifically preserved in this Supplemental Release.

You acknowledge that you have knowingly and voluntarily entered into this Supplemental Release and that the Company advises you to consult with an attorney before signing this Supplemental Release.  By entering into this Supplemental Release, you acknowledge that you have been given sufficient time to consider this Supplemental Release.  This Supplemental Release shall become effective on the date you sign it.

This Supplemental Release may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

Please indicate your agreement to the terms of this Supplemental Release by signing and returning to the Company the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

LIFEWARD, INC.

By: /s/ William Mark Grant By: Title: President and Chief Executive Officer	__________________________________ Date

You are advised to consult with an attorney before signing this Supplemental Release.  This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Supplemental Release and that you are knowingly and voluntarily entering into this Supplemental Release.

__________________________________ Larry Jasinski	__________________________________ Date

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